Exhibit 99.1
Applied Molecular Transport Reports Second Quarter 2023 Financial Results
Currently Pursuing Strategic Alternatives, with MTS Health Partners, L.P. Advising the Company
Cash and Cash Equivalents of $22.5 million, as of June 30, 2023
SOUTH SAN FRANCISCO, Calif., August 14, 2023 — Applied Molecular Transport Inc. (Nasdaq: AMTI) (AMT), a biopharmaceutical company, today reported financial results for the second quarter ended June 30, 2023.
Financial Results for the Second Quarter Ended June 30, 2023
Research and development (R&D) expenses. Total R&D expenses for the second quarter of 2023 were $2.6 million, compared to $22.8 million for the same period in 2022. The overall decrease was attributable to a restructuring of operations, related reductions in workforce implemented in March 2023 and discontinuing all research and development activities.
General and administrative (G&A) expenses. Total G&A expenses for the second quarter of 2023 were $7.0 million, compared to $9.4 million for the same period in 2022. The overall decrease was attributable to a restructuring of operations and related reductions in workforce implemented in March 2023.
Restructuring, impairment, and related charges. Total restructuring, impairment, and related charges for the second quarter of 2023 were $8.1 million, primarily comprised of write offs of right-of-use assets and related leasehold improvements upon the company vacating leased premises for its corporate headquarters and manufacturing warehouse. Restructuring charges for the same period in 2022 were $3.8 million, primarily comprised of severance payments and other employee-related separation costs associated with a reduction in workforce implemented in May 2022.
Net loss. Net loss for the second quarter of 2023 was $17.3 million, compared to $35.9 million for the same period in 2022. Operating expenses for the second quarter of 2023 were $17.7 million and interest income was $0.4 million.
Cash and cash equivalents. As of June 30, 2023, cash and cash equivalents were $22.5 million.
About Applied Molecular Transport Inc.
AMT is a clinical-stage biopharmaceutical company that has a proprietary technology platform that enables the design of novel biologic product candidates in patient-friendly oral dosage forms. The company has completed four Phase 2 clinical trials for its most advanced product candidate, AMT-101.
For additional information on AMT, please visit www.appliedmt.com.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release are forward-looking statements including statements relating to AMT’s plans, expectations, forecasts and future events. Such forward-looking statements include, but are not limited to, statements regarding the ability of AMT to enter into a strategic transaction and sufficiency of AMT’s cash resources. In some cases, you can identify forward- looking statements by terminology such as “believe,” “estimate,” “intend,” “may,” “plan,” “potentially,” “will,” “expect,” “enable,” “likely” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual events, trends or results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements based on various factors. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in AMT’s Annual and Quarterly Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission (the “SEC”), and AMT’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and AMT assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Applied Molecular Transport Inc.
Condensed Balance Sheets
(unaudited)
(in thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$22,457	$61,145
Prepaid expenses	860	2,688
Other current assets	—	186
Total current assets	23,317	64,019
Property and equipment, net	39	8,183
Operating lease right-of-use assets	1,477	33,222
Finance lease right-of-use assets	—	584
Restricted cash	—	916
Other assets	127	522
Total assets	$24,960	$107,446
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$156	$1,583
Accrued expenses	2,202	8,660
Lease liabilities, operating lease - current	1,458	4,639
Lease liabilities, finance lease - current	—	205
Total current liabilities	3,816	15,087
Lease liabilities, operating lease	254	31,228
Lease liabilities, finance lease	—	49
Other liabilities	244	244
Total liabilities	4,314	46,608
Commitments and contingencies
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	431,862	426,804
Accumulated deficit	(411,220)	(365,970)
Total stockholders’ equity	20,646	60,838
Total liabilities and stockholders’ equity	$24,960	$107,446

Applied Molecular Transport Inc.
Condensed Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$2,558	$22,802	$15,546	$54,041
General and administrative	7,045	9,433	13,797	20,770
Restructuring, impairment, and related charges	8,129	3,787	16,872	3,787
Total operating expenses	17,732	36,022	46,215	78,598
Loss from operations	(17,732)	(36,022)	(46,215)	(78,598)
Interest income, net	419	75	998	72
Other income (expense), net	(20)	2	(33)	6
Net loss	$(17,333)	$(35,945)	$(45,250)	$(78,520)
Net loss per share, basic and diluted	$(0.44)	$(0.93)	$(1.15)	$(2.03)
Weighted-average shares of common stock outstanding, basic and diluted	39,333,046	38,748,741	39,261,122	38,695,350

Refer to the Company’s applicable SEC filings for previously reported periods.
Investor Relations and Media Contact:
Alexandra Santos
Wheelhouse Life Science Advisors
asantos@wheelhouselsa.com